EMPLOYMENT CONTRACT

This Employment Contract (this "Contract") is made effective as of February 11, 2019, by and between Apex Farms Corp. of 501 Silverside Rd. PMB#352, Wilmington, Delaware, 19809 and Robert White of ______________.

A. Apex Farms Corp. is engaged in the business of Agricultural Technology. Robert White will primarily perform the job duties at the following location: _______________.

B. Apex Farms Corp. desires to have the services of Robert White.

C. Robert White is an at will employee of Apex Farms Corp.. Either party is able to terminate the employment agreement at any time.

Therefore, the parties agree as follows:

1. EMPLOYMENT. Apex Farms Corp. shall employ Robert White as a(n) Director of Prefabrication. Robert White shall provide to Apex Farms Corp. duties as needed. Robert White accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of Apex Farms Corp. and Apex Farms Corp.'s supervisory personnel.

2. BEST EFFORTS OF EMPLOYEE. Robert White agrees to perform faithfully, industriously, and to the best of Robert White's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Contract, to the reasonable satisfaction of Apex Farms Corp.. Such duties shall be provided at such place(s) as the needs, business, or opportunities of Apex Farms Corp. may require from time to time.

3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Robert White under this Contract, Apex Farms Corp. will pay Robert White an annual salary of $60,000.00 payable $5,000 monthly on the first day of each month and subject to applicable federal, state, and local withholding. Upon termination of this Contract, payments under this paragraph shall cease; provided, however, that Robert White shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Robert White has not yet been paid, and for any commission earned in accordance with Apex Farms Corp.'s customary procedures, if applicable. This section of the Contract is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

All salary will be paid in stock, until which time the company Apex Farms Corp. can pay salary in cash. Apex Farms Corp. agrees to start with a $5,000 issuance of common stock at $0.20 per share upon signing due to the date of contract being after the 1st of February.

4. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Robert White shall provide Apex Farms Corp. with all information, suggestions, and recommendations regarding Apex

Farms Corp.'s business, of which Robert White has knowledge, that will be of benefit to Apex Farms Corp..

5. CONFIDENTIALITY. Robert White recognizes that Apex Farms Corp. has and will have information regarding the following:

and other vital information items (collectively, "Information") which are valuable, special and unique assets of Apex Farms Corp.. Robert White agrees that Robert White will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Information to any third party without the prior written consent of Apex Farms Corp.. Robert White will protect the Information and treat it as strictly confidential. A violation by Robert White of this paragraph shall be a material violation of this Contract and will justify legal and/or equitable relief.

6. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Contract shall remain in full force and effect for a period of 2 years after the voluntary or involuntary termination of Robert White's employment.

7. NON-COMPETE AGREEMENT. Robert White recognizes that the various items of Information are special and unique assets of the company and need to be protected from improper disclosure. In consideration of the disclosure of the Information to Robert White, Robert White agrees and covenants that during his or her employment by Apex Farms Corp. and for a period of 1 year following the termination of Robert White's employment, whether such termination is voluntary or involuntary, Robert White will not directly or indirectly engage in any business competitive with Apex Farms Corp..

Directly or indirectly engaging in any competitive business includes, but is not limited to: (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Apex Farms Corp. for the benefit of a third party that is engaged in such business. Robert White agrees that this non-compete provision will not adversely affect Robert White's livelihood.

8. EMPLOYEE'S INABILITY TO CONTRACT FOR EMPLOYER. Robert White shall not have the right to make any contracts or commitments for or on behalf of Apex Farms Corp. without first obtaining the express written consent of Apex Farms Corp..

9. TERM/TERMINATION. Robert White's employment under this Contract shall be for 1 year, beginning on February 11, 2019. This Contract may be terminated by Apex Farms Corp. upon 30 days written notice, and by Robert White upon 30 days written notice. If Robert White is in violation of this Contract, Apex Farms Corp. may terminate employment without notice and with compensation to Robert White only to the date of such termination. The compensation paid under this Contract shall be Robert White's exclusive remedy.

10. TERMINATION FOR DISABILITY. Apex Farms Corp. shall have the option to terminate this Contract, if Robert White becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. Apex Farms Corp. shall exercise this option by giving 30 days written notice to Robert White.

11. COMPLIANCE WITH EMPLOYER'S RULES. Robert White agrees to comply with all of the rules and regulations of Apex Farms Corp..

12. RETURN OF PROPERTY. Upon termination of this Contract, Robert White shall deliver to Apex Farms Corp. all property which is Apex Farms Corp.'s property or related to Apex Farms Corp.'s business (including keys, records, notes, data, memoranda, models, and equipment) that is in Robert White's possession or under Robert White's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Robert White.

13. NOTICES. All notices required or permitted under this Contract shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

Apex Farms Corp.

Alexander M. Woods-Leo

CEO

501 Silverside Rd. PMB#352

Wilmington, Delaware 19809

Employee:

Robert White

_____________

_____________

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

14. ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Contract supersedes any prior written or oral agreements between the parties.

15. AMENDMENT. This Contract may be modified or amended, if the amendment is made in writing and is signed by both parties.

16. SEVERABILITY. If any provisions of this Contract shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Contract.

18. APPLICABLE LAW. This Contract shall be governed by the laws of the State of Delaware.

19. SIGNATORIES. This Contract shall be signed by Alexander M. Woods-Leo, CEO on behalf of Apex Farms Corp. and by Robert White in an individual capacity. This Contract is effective as of the date first above written.

 /s/ Alexander M. Woods-Leo

Alexander M. Woods-Leo, CEO

Apex Farms Corp.

 Date: 02/11/2019

/s/ Robert White

Robert White

 Date: 02/11/2019